SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BAR HARBOR BANKSHARES
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

It is with deep sadness that Bar Harbor Bankshares (the “Company”) regretfully discloses the death of Brendan J. O’Halloran, a member of the Company’s Board of Directors (the “Board”), who passed away on May 9, 2023. Mr. O’Halloran was a valued member of the Board since 2018. His insight, experience and support for the Company will be greatly missed. With the passing of Mr. O’Halloran, the Board now consists of 11 directors.

The Company extends its deepest sympathies and condolences to Mr. O’Halloran’s family and loved ones.

Mr. O’Halloran’s passing will have no effect on the validity of any proxies the Company has received prior to its upcoming annual meeting of shareholders nor on the votes taken at such meeting. If you have already submitted a proxy to vote your shares, you do not need to resubmit your proxy unless you wish to change your vote. If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2023.